Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136804

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED AUGUST 16, 2011 TO PROSPECTUS DATED MAY 13, 2011

JULY 2011 PERFORMANCE UPDATE

	July 2011	Year to Date	Total NAV 7/31/2011	NAV per Unit 7/31/2011

Series A	5.55%	2.14%	$39,194,410	$1,583.91
Series B	8.49%	5.13%	$51,801,528	$1,864.46

* All performance is reported net of fees and expenses

Fund results for July 2011:

          The Fund’s trading strategies bounced back to produce strong returns in July as global contagion fears resulted in strong moves for safe haven assets at the expense of risk. The Fund’s short-term strategies contributed positively to overall performance as gains in bonds and stocks offset small losses in currencies, metals and energies. The strongest performing sectors on the month were bonds, metals, and currencies, with bonds have the most substantial returns. Meanwhile, stock indices and grains produced moderate losses.

          The Fund’s bond positions performed well in July on speculation that there is an increasing likelihood of a debt-related slowdown in Europe and the U.S. German bunds rallied on demand for safe haven assets as CPI figures remained muted despite factory orders and exports easily surpassing expectations. . The health of major banks in Italy and Spain came into question forcing Spanish and Italian yield to soar amid increasing loan losses for private banks. In the U.S., the combination of a disappointing early month jobs report and debt ceiling related slowdown fears supported the steady trend higher.

          Allocations to metals produced positive results on the month as policy maker deadlocks in Europe and the U.S. drove investors to the perceived safety of gold and silver. December gold finished 8.4% higher, surpassing the $1637 level, while September silver added 15.2% to finish just over the $40 mark. London copper added 4.5% due to strong U.S. corporate earnings and a 20% increase in Chinese refined copper imports following May’s domestic stocks drawdown. An early month Chinese rate hike and a somewhat disappointing GDP report did little to slow the advance.

          The Fund’s currency market positions yielded positive results in July as early U.S. dollar strength reversed mid-month, giving way to concern over the risks associated with a failure to raise the U.S. debt ceiling. The first half of the month saw a heavy dose of euro weakness amid conflicting signals from various euro zone officials as to the ultimate fate of their heavily indebted members and the monetary union itself. The U.S. dollar rallied over 2% while the euro gave up over 3% amid Greek default talk and heightening Italian solvency concerns. From there, the U.S dollar reversed as global investors sought protection from a potential U.S. default as debt ceiling negotiations faltered.

          The Fund yielded slightly negative results in the stock indices sector in July as global markets continued to retrace from spring highs amid debt worries. Grain positions also experienced moderate losses in July on weather related yield uncertainty.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GREEN, L.P. – SERIES A
July 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2011)

STATEMENT OF INCOME

July 2011

Investment income, interest	$1,920

Expenses
Management fee	60,779
Ongoing offering expenses	32,854
Operating expenses	4,928
Selling Commissions	131,415
Other expenses	2,727
Incentive fee	—
Brokerage commissions	37,994

Total expenses	270,698

Net investment gain (loss)	(268,778)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	275,810
Net change in unrealized appreciation (depreciation) on futures and forward contracts	2,054,124

Net gain (loss) on investments	2,329,934

Net increase (decrease) in net assets from operations	$2,061,156

STATEMENT OF CHANGES IN NET ASSET VALUE

July 2011

Net assets, beginning of period	$37,016,073

Net increase (decrease) in net assets from operations	2,061,156

Capital share transactions
Issuance of shares	316,029
Redemption of shares	(198,850)

Net increase (decrease) in net assets from capital share transactions	117,179

Net increase (decrease) in net assets	2,178,335

Net assets, end of period	$39,194,408

NAV Per Unit, end of period	$1,583.91

SUPERFUND GREEN, L.P. – SERIES B
July 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2011)

STATEMENT OF INCOME

July 2011

Investment income, interest	$2,621

Expenses
Management fee	80,330
Ongoing offering expenses	43,421
Operating expenses	6,513
Selling Commissions	173,685
Other expenses	3,962
Incentive fee	—
Brokerage commissions	70,906

Total expenses	378,817

Net investment gain (loss)	(376,196)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	528,312
Net change in unrealized appreciation (depreciation) on futures and forward contracts	3,900,763

Net gain (loss) on investments	4,429,075

Net increase (decrease) in net assets from operations	$4,052,879

STATEMENT OF CHANGE IN NET ASSET VALUE

July 2011

Net assets, beginning of period	$48,987,310

Net increase (decrease) in net assets from operations	4,052,879

Capital share transactions
Issuance of shares	283,127
Redemption of shares	(1,521,787)

Net increase (decrease) in net assets from capital share transactions	(1,238,661)
Net increase (decrease) in net assets	2,814,219

Net assets, end of period	$51,801,529

NAV Per Unit, end of period	$1,864.46

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.